Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362

NEWSRELEASE

TELEDYNE TECHNOLOGIES REPORTS
FOURTH QUARTER RESULTS

THOUSAND OAKS, Calif. – February 1, 2018 – Teledyne Technologies Incorporated (NYSE:TDY)

•	Record sales of $704.4 million, an increase of 27.4% compared to last year

•	Fourth quarter GAAP earnings per diluted share of $1.84

•
Fourth quarter adjusted earnings per diluted share of $1.95, excluding estimated after-tax charges of $4.7 million ($0.13 per share) related to U.S. tax reform and a $1.1 million ($0.02 per share) favorable adjustment related to the e2v acquisition

•	Record full year sales of $2.604 billion

•	Record full year GAAP earnings per diluted share of $6.26

•
Record full year adjusted earnings per diluted share of $6.93, excluding pretax charges of $27.0 million ($0.54 per share) related to the e2v acquisition and estimated after-tax charges of $4.7 million ($0.13 per share) related to U.S. tax reform

•	Record full year GAAP operating margin

•	Record full year free cash flow

•	Issuing full year 2018 GAAP earnings outlook of $7.51 to $7.61

Teledyne today reported fourth quarter 2017 sales of $704.4 million, compared with sales of $552.9 million for the fourth quarter of 2016, an increase of 27.4%. Net income was $67.6 million ($1.84 per diluted share) for the fourth quarter of 2017, compared with $53.0 million ($1.48 per diluted share) for the fourth quarter of 2016, an increase of 27.5%. The fourth quarter of 2017 included net discrete income tax benefits of $6.0 million, and also includes provisional charges of $4.7 million as a result of the Tax Cuts and Jobs Act of 2017 (“Tax Act”). The fourth quarter of 2016 includes $7.9 million in acquisition related costs for the acquisition of e2v technologies plc (“e2v”). The fourth quarter of 2016 also included net discrete income tax benefits of $9.4 million.
“Sales growth accelerated throughout 2017, and we concluded the year with record revenue of $704.4 million.  In addition, each segment and major product category reported strong growth with overall organic growth exceeding nine percent in the quarter,” said Robert Mehrabian, Chairman, President and Chief Executive Officer.  “Full year 2017 was, by any measure, a record year.  Record sales, record earnings, record operating margin, record cash flow, and the successful acquisition and integration of Teledyne e2v, our largest acquisition to date.  Furthermore, we achieved record GAAP earnings despite significant non-recurring charges associated with the acquisition of e2v and U.S. tax reform.”

Full Year 2017
Total year sales for 2017 were $2,603.8 million, compared with $2,149.9 million for 2016, an increase of 21.1%. Net income was $227.2 million ($6.26 per diluted share) for fiscal year 2017, compared with $190.9 million ($5.37 per diluted share) for fiscal year 2016, an increase of 19.0%.
Total year 2017 and 2016 reflected pretax charges totaling $27.0 million and $7.9 million, respectively, in acquisition related costs for the acquisition of e2v. Total year 2017 and 2016 also reflected pretax charges totaling $4.2 million and $17.3 million, respectively, for severance charges and facility consolidation charges. Net income for 2017 included net discrete tax benefits of $21.9 million. Net income for 2016 included net discrete tax benefits of $17.6 million, partially offset by $6.7 million in tax expense related to a gain on the sale of a former operating facility. Total year 2017 also includes provisional charges of $4.7 million for the estimated impact of the Tax Act. The 2017 and 2016 amounts included tax benefits of $8.8 million and $8.5 million, respectively related to share-based accounting.
Review of Operations (Comparisons are with the fourth quarter of 2016, unless noted otherwise.)

Instrumentation
The Instrumentation segment’s fourth quarter 2017 net sales were $254.8 million, compared with $224.6 million, an increase of 13.4%. Fourth quarter 2017 operating income was $31.4 million, compared with $30.2 million, an increase of 4.0%.
The fourth quarter 2017 net sales increase resulted from higher sales of environmental instrumentation, marine instrumentation and test and measurement instrumentation, as well as the contribution from recent acquisitions. Sales of environmental instrumentation increased $14.4 million and primarily reflected higher sales of air monitoring instruments and $7.5 million in incremental sales from recent acquisitions. Sales of marine instrumentation increased $8.0 million and primarily reflected higher sales of sonar systems, autonomous subsea vehicles and selected interconnect systems. Sales of test and measurement instrumentation increased $7.8 million and included $2.2 million in incremental sales from recent acquisitions. The increase in operating income reflected the impact of greater sales, partially offset by lower margins for marine instrumentation.

Digital Imaging
The Digital Imaging segment’s fourth quarter 2017 net sales were $199.7 million, compared with $110.9 million, an increase of 80.1%. Operating income was $34.8 million for the fourth quarter of 2017, compared with $15.3 million, an increase of 127.5%.
The fourth quarter 2017 net sales included $74.5 million in incremental sales from the e2v acquisition. The fourth quarter 2017 net sales also reflected higher sales of machine vision cameras for industrial applications, geospatial hardware and software and X-ray detectors for life sciences applications. The increase in operating income in the fourth quarter of 2017 reflected the impact of higher sales, favorable product mix and incremental operating profit from e2v.

Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s fourth quarter 2017 net sales were $180.4 million, compared with $151.8 million, an increase of 18.8%. Operating income was $36.9 million for the fourth quarter of 2017, compared with $28.5 million, an increase of 29.5%.
The fourth quarter 2017 net sales reflected $22.9 million of higher sales of microwave and interconnect systems and higher sales of $6.1 million of avionics products and electronic relays, partially offset by $0.4 million of lower sales of electronic manufacturing services products. The higher sales of microwave and interconnect systems included $15.5 million in sales from e2v. The increase in operating income in the fourth quarter of 2017 reflected the impact of higher sales and favorable product mix.

Engineered Systems
The Engineered Systems segment’s fourth quarter 2017 net sales were $69.5 million compared with $65.6 million, an increase of 5.9%. Operating income was $9.7 million for the fourth quarter of 2017, compared with $9.9 million, a decrease of 2.0%.
The fourth quarter 2017 net sales reflected higher sales of $4.2 million of engineered products and services and $0.7 million of energy systems products, partially offset by lower sales of $1.0 million of turbine engines. The higher sales of engineered products and services primarily reflected greater marine manufacturing and missile defense programs. The decrease in operating income in the fourth quarter of 2017 primarily reflected lower margins for engineered products and services and energy systems products.

Additional Financial Information
Cash Flow
Cash provided by operating activities was $126.4 million for the fourth quarter of 2017, compared with $66.3 million. The higher cash provided by operating activities in the fourth quarter of 2017 reflected the impact of higher operating income, cash flow from e2v and lower income tax payments. At December 31, 2017, cash totaled $70.9 million and total debt, including capital lease obligations, was $1,072.9 million. The company reduced total debt by $240.2 million since the e2v acquisition at the end of the first quarter 2017. At December 31, 2017, $165.0 million was outstanding under the $750.0 million credit facility. The company received $6.2 million from the exercise of stock options in the fourth quarter of 2017, compared with $9.4 million. Capital expenditures for the fourth quarter of 2017 were $18.0 million, compared with $16.7 million. Depreciation and amortization expense for the fourth quarter of 2017 was $25.6 million, compared with $21.7 million.

Free Cash Flow (a)	Fourth Quarter		Total Year
(in millions, brackets indicate use of funds)	2017	2016	2017	2016
Cash provided by operating activities	$126.4	$66.3	$374.7	$317.0

Capital expenditures for property, plant and equipment	(18.0)	(16.7)	(58.5)	(61.6)
Facility purchase pursuant to 1031 like-kind exchange	—	(26.0)	—	(26.0)
Total capital expenditures	(18.0)	(42.7)	(58.5)	(87.6)
Free cash flow	108.4	23.6	316.2	229.4
Restricted cash utilized for 1031 like-kind exchange facility purchase	—	19.5	—	19.5
Adjusted free cash flow	$108.4	$43.1	$316.2	$248.9
(a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. Adjusted free cash flow reflects utilization of restricted cash from the sale of a former operating facility which funded, in part, the facility purchase pursuant to a 1031 like-kind exchange. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.

Tax Cuts and Jobs Act
On December 22, 2017, the Tax Cuts and Jobs Act was enacted. The Tax Act significantly revised the U.S. corporate income tax by, among other things, lowering corporate income tax rates, implementing the territorial tax system and imposing a repatriation tax on deemed repatriated earnings of foreign subsidiaries. As a result of the Tax Act, Teledyne incurred provisional charges of $4.7 million in the fourth quarter of 2017 primarily due to the repatriation tax and the remeasurement of U.S. deferred tax assets and liabilities. The impacts of the Tax Act may differ from this estimate, possibly materially (and the amount of the provisional charge may accordingly be adjusted over the course of 2018), due to changes in interpretations and assumptions Teledyne has made, guidance that may be issued, and actions Teledyne may take as a result of the Tax Act.
Income Taxes
The effective tax rate for the fourth quarter of 2017 was 23.4% compared with 11.8%. The fourth quarter of 2017 reflected net discrete income tax benefits of $6.0 million, which includes a $3.7 million income tax benefit related to share-based accounting. The fourth quarter of 2017 also includes the provisional charge of $4.7 million related to Tax Act impact. The fourth quarter of 2016 includes net discrete tax benefits of $9.4 million, which includes a

$2.7 million income tax benefit related to share-based accounting. Excluding the net discrete income tax benefits in both periods and the impact of the Tax Act, the effective tax rates would have been 24.9% for the fourth quarter of 2017 and 27.5% for the fourth quarter of 2016.

Other
Stock option expense was $3.2 million for the fourth quarter of 2017, compared with $2.8 million. Pension income was $0.7 million for the fourth quarter of 2017, compared with $0.6 million. Interest expense, net of interest income, was $7.6 million for the fourth quarter of 2017 compared with $6.0 million and reflected the impact of higher debt levels, primarily due to the acquisition of e2v. Corporate expense increased to $14.4 million for the fourth quarter of 2017, compared with $13.4 million. The higher corporate expense reflected higher compensation accruals in 2017, partially offset by $1.9 million in expense in 2016 related to the e2v acquisition. Other income and expense was expense of $2.5 million for the fourth quarter of 2017 compared with expense of $4.4 million. The 2017 amount includes higher foreign currency expense while the 2016 amount included $5.5 million of expense for a foreign currency hedge contract related to the e2v acquisition.

Outlook
Based on its current outlook, the company’s management believes that first quarter 2018 GAAP earnings per diluted share will be in the range of $1.50 to $1.55 and full year 2018 GAAP earnings per diluted share will be in the range of $7.51 to $7.61. The company’s estimated tax rate for 2018 is 21.5%, before discrete items which are currently expected to be lower in 2018 than in prior periods.

Use of Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this earnings announcement also contains non-GAAP financial measures.  The reasons that we use these non-GAAP financial measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included following our GAAP financial statements.
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, acquisitions and divestitures, product sales, capital expenditures, pension matters, stock option compensation expense, interest expense, taxes, exchange rate fluctuations, cost reductions, facility consolidation costs, severance expenses and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.
Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; changes in the estimated impact of the Tax Act; cuts to defense spending resulting from existing and future deficit reduction measures; impacts from the United Kingdom’s planned exit from the European Union; uncertainties related to the policies of the U.S. Presidential Administration; and threats to the security of our confidential and proprietary information, including cyber security threats. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could further negatively affect the company’s businesses that supply the oil and gas industry. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company’s pension assets.
Information regarding the impact of the Tax Act consists of preliminary estimates which are forward-looking statements and are subject to change, possibly materially, as the company completes its financial statements. Information regarding the impact of the Tax Act is based on our current calculations, as well as our current interpretations, assumptions and expectations relating to the Tax Act, which are subject to change.

Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.
While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.
While the company believes its internal and disclosure control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.
Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2016 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.
A live webcast of Teledyne’s fourth quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, February 1, 2018. To access the call, go to www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Thursday, February 1, 2018.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
DECEMBER 31, 2017 AND JANUARY 1, 2017
(Unaudited - in millions, except per share amounts)

	Fourth Quarter	Fourth Quarter	Twelve Months	Twelve Months
	2017	2016	2017	2016
Net sales	$704.4	$552.9	$2,603.8	$2,149.9
Costs and expenses:
Costs of sales (a)	433.9	340.0	1,612.2	1,318.0
Selling, general and administrative expenses (a)	172.1	142.4	656.0	578.1
Total costs and expenses	606.0	482.4	2,268.2	1,896.1
Operating income	98.4	70.5	335.6	253.8
Interest and debt expense, net (a)	(7.6)	(6.0)	(33.1)	(23.2)
Other income/(expense), net (a)	(2.5)	(4.4)	(15.5)	10.7
Income before income taxes	88.3	60.1	287.0	241.3
Provision for income taxes(b)	20.7	7.1	59.8	50.4
Net income	$67.6	$53.0	$227.2	$190.9

Diluted earnings per common share	$1.84	$1.48	$6.26	$5.37

Weighted average diluted common shares outstanding	36.7	35.9	36.3	35.5

(a)
The fourth quarter of 2017 includes a $1.1 million reduction to estimated pretax charges recorded in 2017 related to the acquisition of e2v technologies plc, which was recorded to cost of sales. Total year 2017 includes pretax charges of $27.0 million related to the acquisition of e2v technologies plc, of which, $5.7 million was recorded to cost of sales, $13.0 million was recorded to selling, general and administrative expenses, $2.3 million was recorded to interest expense and $6.0 million was recorded as other expense. The fourth quarter and total year 2016 includes pretax charges of $7.9 million related to the acquisition of e2v technologies plc, of which, $1.9 million was recorded to selling, general and administrative expenses, $0.5 million was recorded to interest expense and $5.5 million was recorded as other expense. Total year 2016 also includes a second quarter gain of $17.9 million on the sale of a former operating facility recorded as other income.

(b)	The fourth quarter and total year 2017 includes provisional charges of $4.7 million due to the estimated impact of the Tax Act.

This financial statement was prepared in accordance with U.S. generally accepted accounting principles.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING INCOME
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
DECEMBER 31, 2017 AND JANUARY 1, 2017
(Unaudited - in millions)

	Fourth Quarter	Fourth Quarter	% Change	Twelve Months	Twelve Months	% Change
	2017	2016		2017	2016
Net sales:
Instrumentation	$254.8	$224.6	13.4%	$953.9	$876.7	8.8%
Digital Imaging	199.7	110.9	80.1%	693.5	398.7	73.9%
Aerospace and Defense Electronics	180.4	151.8	18.8%	670.2	615.9	8.8%
Engineered Systems	69.5	65.6	5.9%	286.2	258.6	10.7%
Total net sales	$704.4	$552.9	27.4%	$2,603.8	$2,149.9	21.1%
Operating income:
Instrumentation	$31.4	$30.2	4.0%	$127.4	$109.8	16.0%
Digital Imaging (a)	34.8	15.3	127.5%	108.4	45.9	136.2%
Aerospace and Defense Electronics (a)	36.9	28.5	29.5%	124.9	112.1	11.4%
Engineered Systems	9.7	9.9	(2.0)%	37.7	32.1	17.4%
Corporate expense (a)	(14.4)	(13.4)	7.5%	(62.8)	(46.1)	36.2%
Operating income	98.4	70.5	39.6%	335.6	253.8	32.2%
Interest and debt expense, net (a)	(7.6)	(6.0)	26.7%	(33.1)	(23.2)	42.7%
Other income/(expense), net (a)	(2.5)	(4.4)	(43.2)%	(15.5)	10.7	*
Income before income taxes	88.3	60.1	46.9%	287.0	241.3	18.9%
Provision for income taxes(b)	20.7	7.1	191.5%	59.8	50.4	18.7%
Net income	$67.6	$53.0	27.5%	$227.2	$190.9	19.0%

(a)
The fourth quarter of 2017 includes a $1.1 million reduction to estimated pretax charges recorded in 2017 related to the acquisition of e2v, which was recorded in the Digital Imaging segment. Total year 2017 includes pretax charges of $27.0 million related to the acquisition of e2v, of which, $8.0 million was recorded in the Digital Imaging segment, $0.3 million in the Aerospace and Defense Electronics segment, $10.4 million was recorded to corporate expense, $2.3 million was recorded to interest expense and $6.0 million was recorded as other expense. The fourth quarter and total year 2016 includes pretax charges of $7.9 million related to the acquisition of e2v, of which, $1.9 million was recorded as corporate expense, $0.5 million was recorded to interest expense and $5.5 million was recorded as other expense. Total year 2016 includes a second quarter gain of $17.9 million on the sale of a former operating facility recorded as other income.

(b)	The fourth quarter and total year 2017 includes provisional charges of $4.7 million due to the estimated impact of the Tax Act.

* not meaningful

This financial statement was prepared in accordance with U.S. generally accepted accounting principles.

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited – in millions)

	December 31, 2017	January 1, 2017
ASSETS
Cash	$70.9	$98.6
Accounts receivable, net	478.1	383.7
Inventories, net	400.2	314.2
Prepaid expenses and other current assets	64.1	49.7
Total current assets	1,013.3	846.2
Property, plant and equipment, net	442.8	340.8
Goodwill and acquired intangible assets, net (a)	2,175.6	1,428.1
Prepaid pension asset	127.2	88.5
Other assets, net	88.9	70.8
Total assets	$3,847.8	$2,774.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$191.7	$138.8
Accrued liabilities	338.3	261.0
Current portion of long-term debt and capital leases and other debt	3.6	102.0
Total current liabilities	533.6	501.8
Long-term debt and capital lease obligations	1,069.3	515.8
Other long-term liabilities	289.2	202.4
Total liabilities	1,892.1	1,220.0
Total stockholders’ equity	1,955.7	1,554.4
Total liabilities and stockholders’ equity	$3,847.8	$2,774.4

(a)	The increase in goodwill and acquired intangible assets primarily reflects the estimated amounts related to the acquisition of e2v on March 28, 2017.

This financial statement was prepared in accordance with U.S. generally accepted accounting principles.

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
DECEMBER 31, 2017 AND JANUARY 1, 2017
(Unaudited - in millions, except per-share amounts)

	Fourth Quarter		Twelve Months
	2017	2016	2017	2016
Adjusted operating income:
Operating income	$98.4	$70.5	$335.6	$253.8
e2v transaction costs, including stamp duty, advisory, legal and other consulting fees and other costs	—	1.9	13.0	1.9
e2v inventory fair value step-up amortization expense	(1.1)	—	5.7	—
Adjusted operating income	$97.3	$72.4	$354.3	$255.7

	Fourth Quarter		Twelve Months
	2017	2016	2017	2016
Adjusted fully diluted earnings per share:
Fully diluted earnings per share	$1.84	$1.48	$6.26	$5.37
e2v transaction costs, including stamp duty, advisory, legal and other consulting fees and other costs (a)	—	0.04	0.26	0.04
e2v inventory fair value step-up amortization expense (a)	(0.02)	—	0.12	—
e2v funds-certain bank bridge facility commitment expense (a)	—	0.01	0.05	0.01
Foreign currency option contract expense to hedge the e2v purchase price (a)	—	0.11	0.11	0.11
Tax Cuts and Jobs Act repatriation tax and other impacts (b)	0.13	—	0.13	—
Adjusted fully diluted earnings per share	$1.95	$1.64	$6.93	$5.53
(a) The adjustment to the fourth quarter and total year 2017 pretax amounts are net of income taxes of $0.01 and $0.20 per diluted share based, respectively, based on a 26.8% income tax rate for total year 2017 and 24.9% for the fourth quarter of 2017. The adjustments to the fourth quarter and total year 2016 pretax amounts are net of income taxes of $0.06 per diluted share based on a 27.5% income tax rate.
(b) The fourth quarter and total year 2017 includes provisional charges of $4.7 million due to the estimated impact of the Tax Act.

Explanation of Non-GAAP Financial Measures
We report our financial results in accordance with U.S. GAAP. However, management believes that, in order to more fully understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain items resulting from our recent acquisition of e2v and U.S. tax reform which have an infrequent or non-recurring impact on operations. Accordingly, we present non-GAAP financial measures as a supplement to the financial measures we present in accordance with GAAP. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by adjusting for certain expenses and other items. Management believes these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors.
We use the term “adjusted operating income,” to refer to GAAP operating income excluding items related to the e2v business acquisition and integration such as expense related to inventory fair value step-up amortization, transaction and integration expenses such as advisory, legal, financial and other fees, stamp duty and other costs. We use the related term, “adjusted operating margin” to refer to adjusted operating income as a percentage of revenue.
We use the term “adjusted fully diluted earnings per share” and “adjusted earnings,” to refer to GAAP earnings per share excluding items related to the e2v business acquisition and integration such as expense related to inventory fair value step-up amortization, transaction and integration expenses such as advisory, legal, financial and other costs, stamp duty, foreign currency option contract to hedge the e2v purchase price, funds-certain bank bridge facility commitment expense and other costs. We also adjust for any tax impact related to the above items.
Furthermore, for 2017, “adjusted fully diluted earnings per share”, “adjusted earnings” and “adjusted EPS” exclude charges in the fourth quarter of 2017 as a result of the Tax Cuts and Jobs Act enacted on December 22, 2017.
Management excludes the effect of each of the items identified below to arrive at the applicable non-GAAP financial measure referenced above for the reasons set forth below with respect to that item:

•
e2v transaction costs, including stamp duty, advisory, legal and other consulting fees and other costs - In connection with our e2v acquisition, we incurred legal, financial, and other advisory fees, stamp duty and other costs, which are part of selling, general and administrative expenses. We exclude these expenses to arrive at our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.

•
e2v inventory fair value step-up amortization expense - In connection with our e2v acquisition, accounting rules require us to adjust various balance sheet accounts, including inventory, to fair value at the time of the acquisition. This expense is part of costs of sales. We exclude the amortization expense relating to the step-up in fair value of our inventory to arrive at our non-GAAP measures as we believe it does not reflect the performance of our ongoing operations.

•
e2v funds-certain bank bridge facility commitment expense - In connection with our e2v acquisition, we entered into a £625.0 million bridge credit facility in December 2016 to fund the acquisition and related transaction costs, in order to meet the requirement under the U.K. City Code on Takeovers and Mergers that we have sufficient and certain resources available to fund the consideration for the acquisition. This expense is part of interest expense. In January 2017, we amended our revolving credit agreement to allow us to use that facility to fund part of the consideration in lieu of the bridge credit facility. We exclude the expense associated with the bridge facility to arrive at our non-GAAP measures because we believe it does not reflect the performance of our ongoing operations.

•
Foreign currency option contract expense to hedge the e2v purchase price - In connection with our e2v acquisition, we entered into a foreign currency option contract in December 2016 to hedge the e2v purchase price. This expense is part of other expense, net. We exclude this expense to arrive at our non-GAAP measures because we believe it does not reflect the performance of our ongoing operations.

•
Tax Cuts and Jobs Act repatriation tax and other impacts - On December 22, 2017, the Tax Cuts and Jobs Act was enacted. The Tax Act significantly revised the U.S. corporate income tax by, among other things, lowering corporate income tax rates, implementing the territorial tax system and imposing a repatriation tax on deemed repatriated earnings of foreign subsidiaries. As a result of the Tax Act, Teledyne incurred estimated charges in the fourth quarter of 2017 primarily due to the repatriation tax and the remeasurement of U.S. deferred tax assets and liabilities.

The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures by which to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies.
The non-GAAP financial measures listed above are also used by our management to evaluate our operating performance, and benchmark our results against our historical performance and the performance of our peers.